As filed with the Securities and Exchange Commission on November 8, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Colony Financial, Inc.

(Exact name of registrant as specified in its charter)

Maryland	27-0419483
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

2450 Broadway, 6th Floor Santa Monica, CA	90404
(Address of principal executive offices)	(Zip code)

Colony Financial, Inc. 2011 Equity Incentive Plan

(Full title of the Plan)

Ronald M. Sanders, Esq.

Colony Financial, Inc.

660 Madison Avenue, Suite 1600

New York, NY 10065

(Name and address of agent for service)

(212) 230-3300

(Telephone number, including area code, of agent for service)

Copies to:

J. Warren Gorrell, Esq.

David W. Bonser, Esq.

Hogan Lovells US LLP

555 Thirteenth Street, N.W.

Washington, D.C. 20004

(202) 637-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, par value $0.01 per share	1,600,000	$14.54	$23,256,000.00	$2,666.00

(1)	Represents the aggregate number of shares of Common Stock reserved for issuance under the Registrant’s 2011 Equity Incentive Plan (the “Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an additional indeterminate amount of shares to be offered or sold pursuant to the Plan and shares that may become issuable under the Plan by reason of certain corporate transactions or events, including any stock splits, dividends, recapitalizations or any other similar adjustment of the registrant’s outstanding shares of Common Stock.
(2)	Estimated solely for purposes of computing the registration fee. In accordance to Rule 457(c) and (h) under the Securities Act, the maximum offering price per share and maximum aggregate offering price shown are based on the average of the high and the low prices per share of Common Stock of the Company as reported on the New York Stock Exchange on November 4, 2011, which was $14.54 per share.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to the persons participating in the Colony Financial, Inc. 2011 Equity Incentive Plan, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which we have previously filed with the Commission, are hereby incorporated by reference into this registration statement:

•	Annual Report on Form 10-K for the year ended December 31, 2010, filed on March 7, 2011;

•	Quarterly Report on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011, filed on May 10, 2011 and August 8, 2011, respectively;

•

Current Reports on Form 8-K filed on December 20, 2010 as amended on December 22, 2010 and as further amended on March 18, 2011 and May 4, 2011, March 21, 2011, April 12, 2011, April 27, 2011, May 5, 2011, July 13, 2011, July 25, 2011, September 8, 2011, September 20, 2011, October 12, 2011 and November 4, 2011; and

•

The description of our Common Stock contained in our Registration Statement on Form 8-A, filed on September 14, 2009, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all amendments or reports filed for the purpose of updating such description.

In addition, all documents and reports subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information that is deemed to have been “furnished” and not “filed” with the Commission, including any Item 2.02 or Item 7.01 of any Current Report on Form 8-K), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Maryland General Corporation Law (the “MGCL”) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property or services; or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation, and (b) a written undertaking by the director or on the director’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

Our charter and bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity, or (b) any individual who, while a director or officer of our company and at our request, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity. Our charter and bylaws also permit us, with the approval of our board of directors, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

In addition, we have entered into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

We maintain an officer and director liability insurance policy insuring our officers and directors against certain liabilities and expenses incurred by them in their capacities as such, and insuring us under certain circumstances, in the event that indemnification payments are made to such officers and trustees.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

5.1	Opinion of Hogan Lovells US LLP regarding the validity of the shares of common stock registered hereby

10.1	Colony Financial, Inc. 2011 Equity Incentive Plan

23.1	Consent of Ernst & Young LLP

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Consent of KPMG LLP

23.4	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereto)

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than for the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Santa Monica, State of California on November 8, 2011.

COLONY FINANCIAL, INC.

By:	/s/ Darren J. Tangen
Darren J. Tangen
Executive Chairman

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Thomas J. Barrack, Jr., Richard B. Saltzman and Darren J. Tangen, and each of them, as his attorney-in-fact and agent, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with exhibits and other documents related thereto with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signatures	Title	Date

/s/ Thomas J. Barrack, Jr.	Executive Chairman	November 7, 2011
Thomas J. Barrack, Jr.

/s/ Richard B. Saltzman	Chief Executive Officer, President and Director (principal executive officer)	November 7, 2011
Richard B. Saltzman

/s/ Darren J. Tangen	Chief Financial Officer and Treasurer (principal financial and accounting officer)	November 7, 2011
Darren J. Tangen

/s/ George G. C. Parker	Director	November 7, 2011
George G. C. Parker

/s/ John A. Somers	Director	November 7, 2011
John A. Somers

/s/ John L. Steffens	Director	November 7, 2011
John L. Steffens

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Hogan Lovells US LLP regarding the validity of the shares of common stock registered hereby

10.1	Colony Financial, Inc. 2011 Equity Incentive Plan

23.1	Consent of Ernst & Young LLP

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Consent of KPMG LLP

23.4	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereto)